ACCREDITED HOME LENDERS, INC.,
                           SPONSOR AND MASTER SERVICER
                    Mortgage Loan Asset-Backed Certificates,
                                  Series 1996-1
                               Classes A-1 and A-2


                                 TERMS AGREEMENT


                                      Dated:  September 23, 1996

To: Accredited Home Lenders, Inc., (the "Company") under the Pooling and Servicing Agreement, dated as of September 1, 1996 (the "Pooling and Servicing
      Agreement")

Re:   Underwriting Agreement dated September 23, 1996

Series Designation:  Mortgage Loan Asset-Backed Certificates,
                     Series 1996-1, Class A-1 and Class A-2

Underwriter:  Lehman Brothers Inc. ("Lehman Brothers")

Terms of the Certificates:

                        Original
                        Principal               Remittance
Class                    Amount*                   Rate
-----                   ---------               ----------
A-1                     $ 14,073,000               7.60%
A-2                     $ 78,048,000             Variable

* Approximate. Subject to permitted variance of plus or minus 5%.

Certificate Ratings:

      Class A-1 and Class A-2 shall be rated AAA by Standard & Poor's Ratings Services and Aaa by Moody's Investors
Service, Inc.


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

REMIC Election:

      The Company intends to elect to cause the Trust to be treated as a REMIC.

Master Servicer:

      Accredited Home Lenders, Inc. (in such capacity, the
"Master Servicer")

Trust:

      The Trust shall include mortgage loans ("Mortgage Loans") conveyed by the Company listed in an exhibit to the assignment by the Company to the Trustee of such loans.

Credit Enhancement:

      Accredited Home Lenders, Inc. shall obtain from
Financial Security Assurance Inc. (the "Certificate
Insurer") a noncancelable certificate guaranty insurance policy relating to the Class A-1 Certificates and the Class
A-2 Certificates in favor of the Trustee.

Payment Dates:

      Each month the Distribution Date shall be the 25th day of the month or if such 25th day is not a business day the next succeeding business day thereafter commencing October 25, 1996. The Final Scheduled Distribution Date is expected to be October 25, 2027.

Purchase Price:  $92,121,000.00

      Payment of the purchase price shall be in immediately available Federal funds wired to such bank as may be designated by the Company.

Underwriting Commission:

      Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Company to the


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Underwriter in connection with the purchase of the Certificates.

      Public Offering price and/or method of determining price at which the Underwriter will sell the Certificates:

================================================================================
                              Price to Public    Underwriting     Proceeds to
                                                   Discount       Sponsor (2)
--------------------------------------------------------------------------------
Per Class A-1 Certificate.....   100.00%(1)         0.35%           99.65%
--------------------------------------------------------------------------------
Per Class A-1 Certificate.....     100.00%          0.35%           99.65%
--------------------------------------------------------------------------------
Total.........................$92,1221,000.00    $322,423.50    $91,798,576.50
================================================================================
(1) Plus accrued interest from September 1, 1996 at the Class A-1 Pass-Through Rate.
(2)  Before deducting expenses, estimated to be $750,000.

Closing Date and Location:

     On or about September 27, 1996, at the offices of Dewey Ballantine, New York, New York.


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

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and the Company in accordance with its terms.


                        LEHMAN BROTHERS INC.


                        By: /s/ Theodore P. Janulis
                            -----------------------------------
                            Name:   Theodore P. Janulis
                            Title: Managing Director


ACCEPTED:

ACCREDITED HOME LENDERS, INC.


By: /s/ Ray W. McKewon
    ------------------------------------
    Name:   Ray W. McKewon
    Title:  Executive Vice President


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